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                                                                       Exhibit 2


                                ESCROW AGREEMENT


     THIS ESCROW AGREEMENT ("Escrow Agreement") is made as of March 15, 2000 by and among HealthCentral.com, a Delaware corporation ("HCC"); Robert M. Haft (the "Stockholder Representative"); and U.S. Bank Trust National Association, (the "Escrow Holder").

                                    RECITALS

     1. Pursuant to an Agreement and Plan of Reorganization and Merger (the "Agreement"), dated as of March 15, 2000, among HCC, HCC Acquisition Corp., a wholly-owned subsidiary of HCC ("Acquisition Corp."), and Vitamins.com, Inc., a Delaware corporation (the "Company"), Acquisition Corp. will be merged with and into the Company and the Company will be the surviving corporation and become a wholly-owned subsidiary of HCC (the "Merger").

     2. This Escrow Agreement is being entered into pursuant to Section 2.4 and
Article IX of the Agreement. Execution and delivery of this Escrow Agreement is a condition to the obligation of HCC to consummate the Merger.

     3. As set forth in Section 2.4 of the Agreement, by their approval of the Agreement and the Merger, those persons who immediately prior to the effective time of the Merger (the "Effective Time") were the holders of shares of capital stock of the Company (exclusive of dissenters, the "Holders") have authorized the Stockholder Representative to act as their representative under this Escrow Agreement with the powers and authority provided herein.

     4. Pursuant to the Agreement, the shares of the capital stock of the Company that are outstanding immediately prior to the Effective Time, other than dissenting shares, will be converted into shares of the common stock of HCC.

     5. Section 2.4 of the Agreement provides that at the Effective Time, certain of the shares of the common stock of HCC issued in the Merger shall be delivered on behalf of the Holders to the Escrow Holder in order to secure the indemnification obligations of the Holders set forth in Article IX of the Agreement.

               NOW, THEREFORE, the parties agree as follows:

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                                    Article I
                                   DEFINITIONS

     Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Agreement. In addition, for the purposes of this Escrow Agreement, the following terms shall have the following meanings:

     1.1 Claim Certificate. "Claim Certificate" shall mean a certificate signed by an officer of HCC stating (i) that HCC has incurred or reasonably believes it will in the future incur the amount of Losses specified in such Claim Certificate, (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of the Agreement alleged to have been violated, and (iii) the number of Escrowed Shares to which HCC believes it is entitled with respect to such Losses.

     1.2 Escrow Fund. "Escrow Fund" shall mean the Escrowed Shares then held by the Escrow Holder, plus any cash received pursuant to Section 3.4 hereof, but shall not include any normal, regular cash dividends paid with respect to the Escrowed Shares which dividends shall be for the benefit of, and distributed to, the Holders with respect to such Escrowed Shares.

     1.3 Escrowed Share. An "Escrowed Share" shall mean a share of HCC common stock delivered to the Escrow Holder by the Exchange Agent on behalf of the Holders in accordance with Sections 2.4 and Section 2.6 of the Agreement, together with any and all other shares of HCC common stock, or other securities of HCC received or receivable in respect of such escrowed share of HCC common stock, including, without limitation, any and all securities, to be issued or distributed in connection with any recapitalization, reclassification, split-up, merger, consolidation, exchange, stock dividend, stock split or similar event declared or effected with respect to shares of HCC common stock.

     1.4 Value. "Value," when used with respect to an Escrowed Share, shall have the meaning set forth in Section 9.2(b) of the Agreement.



                                   Article II
                               CREATION OF ESCROW

     2.1 Purpose. This Escrow Agreement is being executed and delivered, and the deposit of the Escrow Fund hereunder is being made in accordance with Section
2.4 of the Agreement, for the purpose of securing the


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indemnification obligations of the Holders set forth in Article IX of the
Agreement.

     2.2 Creation of Escrow Fund. At or promptly after the Effective Time, the Stockholder Representative shall instruct the Exchange Agent to deposit with the Escrow Holder certificates representing those shares of HCC common stock required to be so deposited under Section 2.4 of the Agreement. HCC and the Holders agree that any other securities, which thereafter are to become part of the Escrow Fund as provided in Section 1.4 of this Escrow Agreement, shall be promptly deposited with the Escrow Holder upon receipt by or on behalf of the Holders, and receipt by the Escrow Holder on behalf of the Holders shall be deemed receipt by the Holders. Certificates representing securities deposited in the Escrow Fund shall be accompanied by separate stock powers endorsed in blank by the Stockholder Representative on behalf of the Holders.

     2.3 Tax Reporting With Respect to Escrow Fund. All parties hereto agree that for all income tax purposes (including any tax reporting obligations) the Holders shall be treated as the owners of the Escrowed Shares transferred by such Holder to the Escrow Fund until distributed from the Escrow Fund pursuant to the terms of this Escrow Agreement. The Holders agree to report on their own tax returns any income, gain or loss with respect to the Escrowed Shares held in the Escrow Fund.

                                   Article III
                                     CLAIMS

     3.1 Payment After Delivery of Claim Certificate. If HCC gives the Escrow Holder and the Stockholder Representative a Claim Certificate, then, as soon as practicable after the expiration of the period ending thirty (30) days after the Escrow Holder's receipt of such Claim Certificate, the Escrow Holder, subject to the provisions of Section 3.2 hereof (including, without limitation, issuance by the Stockholder Representative of a Dispute Notice), shall deliver to HCC, from the Escrow Fund, on behalf of HCC or other parties indemnified under the provisions of Section 9.2(a) of the Agreement that number of Escrowed Shares having a Value (to the extent the Escrow Fund is sufficient for such purpose) equal to the Losses specified in such Claim Certificate. Any Escrowed Shares to be delivered by the Escrow Holder under this Section 3.1 shall be allocated among the Holders, pro rata, in accordance with the number of shares of Company capital stock held by the Holders immediately prior to the Effective Time. The Escrow Holder will promptly provide notice to the Stockholder Representative of the Escrow Holder's receipt of the Claim Certificate, which such notice shall specify


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the date of the Escrow Holder's receipt thereof and shall attach a complete copy of the Claim Certificate.

     3.2 Disputes Respecting Claims. Unless, within 30 days after the Escrow Holder's receipt of any Claim Certificate the Escrow Holder receives a written notice ("Dispute Notice") from the Stockholder Representative stating that the Stockholder Representative questions the accuracy of or otherwise disputes a matter asserted in such Claim Certificate, such Claim Certificate shall constitute full authority to the Escrow Holder to take the action provided for in Section 3.1 and shall be conclusive and binding on all parties hereto and on the Holders. If, however, the Stockholder Representative timely gives such a notice, the Escrow Holder shall not make any distribution to HCC of that portion of the Escrow Fund which the Stockholder Representative asserts in his notice should not be so distributed until the Escrow Holder receives (i) the written instructions of the Stockholder Representative and HCC or (ii) a final decision of a court of competent jurisdiction in the case of third party claims or of an arbitrator in the case of a dispute between HCC and the Stockholder Representative with respect to the Claim Certificate; in each case specifying the manner in which such distribution shall be made. For this purpose, a final decision shall mean the final judgment of any court of competent jurisdiction from which no appeal is then allowed or a final decision of an arbitrator pursuant to Article IX of the Agreement.

     3.3 Notice and Defense of Third Party Claims. Notice and defense of third party claims shall be handled in the manner provided in Article IX of the Agreement.

     3.4 Right to Substitute Cash Payment. The Stockholder Representative may, if any Holder so requests, elect to have such Holder's pro rata share of any Loss that is claimed in a Claim Certification satisfied by a cash payment by such Holder to the Escrow Holder. In such case, the Escrow Holder shall, upon receipt of such payment, release to the Stockholder Representative on behalf of such Holder an amount of Escrow Shares having a Value equal to the amount of such payment and transfer the cash received from such Holder to the person or persons entitled to receive such indemnity payment.




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                                   Article IV
                           DISTRIBUTION OF ESCROW FUND

     4.1 Distribution of Undisputed Amounts. Subject to Section 4.2 hereof, on the date that is the earlier of the date that is twelve (12) months after the Effective Time or within two business days after the Escrow Holder receives written notification that HCC has issued its first independent audit report showing the combined results of operations of HCC and VCI (the "Escrow Termination Date"), the Escrow Holder shall promptly distribute the entire remaining Escrow Fund to the Stockholder Representative for the benefit of the Holders, or to the Holders if and as the Stockholder Representative shall direct, pro rata according to the number of shares of Company capital stock held by the Holders immediately prior to the Effective Time.

     4.2 Distribution of Disputed Amounts. Notwithstanding the provisions of
Section 4.1 hereof, if, prior to the Escrow Termination Date, HCC shall have given a Claim Certificate to the Stockholder Representative and the Escrow Holder and a dispute, in accordance with Section 3.2 hereof, respecting that Claim Certificate or the subject matter of such Claim Certificate has not yet been resolved in accordance with Section 3.2, then the Escrow Holder shall continue to hold that portion of the Escrow Fund which is the subject of such dispute. Any portion of the Escrow Fund so withheld shall continue to be held by the Escrow Holder until it receives authorization to distribute the portion of the Escrow Fund so withheld in accordance with the second sentence of Section 3.2.



                                    Article V
                                  ESCROW HOLDER

     5.1 The Escrow Holder shall have no duties or responsibilities whatsoever with respect to the Escrow Fund except as are specifically set forth herein. The Escrow Holder shall neither be responsible for or under, nor chargeable with knowledge of the terms and conditions of, any other agreement, instrument or document in connection herewith other than Section 2.4 and Article IX of the Agreement. The Escrow Holder may conclusively rely upon, and shall be fully protected from all liability, loss, cost, damage or expense in acting or omitting to act pursuant to any written notice, instrument, request, consent, certificate, document, letter, telegram, opinion, order, resolution or other writing hereunder without being required to determine the authenticity of such document, the correctness of any fact stated therein, the propriety of the service thereof or the capacity, identity or authority of any party purporting to sign or deliver such


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document. The Escrow Holder shall have no responsibility for the contents of any such writing contemplated herein and may rely without any liability upon the contents thereof.

     5.2 The Escrow Holder shall not be liable for any action taken or omitted by it in good faith and reasonably believed by it to be authorized hereby or with the rights or powers conferred upon it hereunder, nor for action taken or omitted by it in good faith, and in accordance with advice of counsel (which counsel may be of the Escrow Holder's own choosing), and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind except for its own willful misconduct or gross negligence.

     5.3 HCC and each of the Holders jointly and severally agrees to indemnify the Escrow Holder and its employees, directors, officers and agents and hold each harmless against any and all liabilities incurred by it hereunder as a consequence of such party's action, and the parties agree to indemnify the Escrow Holder and hold it harmless against any losses, costs, payments, and expenses (including the fees and expenses of counsel) and all liabilities incurred by it in connection with the performance of its duties hereunder, except in either case for losses, costs, payments and expenses (including the fees and expenses of counsel) and liabilities incurred by the Escrow Holder resulting from its own willful misconduct or gross negligence.

     5.4 The Escrow Holder may resign as such following the giving of 60 days' prior written notice to HCC and the Stockholder Representative. Similarly, the Escrow Holder may be removed and replaced following the giving of 60 days' prior written notice to the Escrow Holder jointly by HCC and the Stockholder Representative. In either event, the duties of the Escrow Holder shall terminate 60 days after the date of such notice (or at such earlier date as may be mutually agreeable), except for its obligations to hold and deliver the Escrow Fund to the successor Escrow Holder; and the Escrow Holder shall then deliver the balance of the Escrow Fund then in its possession to such a successor Escrow Holder as shall be appointed by HCC and the Stockholder Representative as evidenced by a written notice filed with the Escrow Holder. If HCC and the Stockholder Representative are unable to agree upon a successor Escrow Holder by the effective date of such resignation or removal, the then acting Escrow Holder may petition any court of competent jurisdiction for the appointment of a successor Escrow Holder or other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Upon acknowledgment by any successor Escrow Holder of the receipt of the then remaining balance of the Escrow Fund, the then acting Escrow Holder shall be fully released and relieved of

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all duties, responsibilities and obligations under this Escrow Agreement.

     5.5 The Escrow Holder shall not be bound in any way by any agreement, other than this Escrow Agreement. A copy of the Agreement has been provided to the Escrow Holder in connection with the execution of this Escrow Agreement and the Escrow Holder understands that the terms of the Holders' indemnification obligations are set forth in Article IX of the Agreement. The Agreement forms an integral part of this Escrow Agreement and, therefore, Article IX thereof is hereby incorporated by reference herein.

     5.6 The Escrow Holder shall be under no duty to institute or defend any arbitration or legal proceeding with respect to the Escrow Fund or under this Escrow Agreement and none of the costs or expenses or any such proceeding shall be borne by the Escrow Holder. The costs and expenses of any such proceeding shall be borne as decided by the arbitrators or court and shall be direct obligations of HCC or the Holders, as the case may be, and shall not be satisfied in any way by the Escrow Fund.

     5.7 The Escrow Holder shall be entitled to payment from HCC for customary fees and expenses for all services rendered by it hereunder in accordance with Exhibit A attached hereto (as such schedule may be amended from time to time).



                                   Article VI
                           STOCKHOLDER REPRESENTATIVE

     6.1 The Stockholder Representative shall have full power and authority to represent all Holders with respect to all matters arising under this Escrow Agreement (except that the Holders shall retain the right to vote the Escrowed Shares). All action taken by the Stockholder Representative hereunder shall be conclusive and binding upon the Holders as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority on behalf of all of the Holders to interpret all the terms and provisions of this Escrow Agreement, to give all approvals and take any other actions with respect to the Holders in connection with the subject matter of this Agreement and to consent to any amendment hereof. HCC may deal solely with and rely solely upon the Stockholder Representative as the representative of all the Holders. The Stockholder Representative shall incur no liability to the Holders except by reason of his willful misconduct or gross negligence. The Stockholder Representative

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may resign at any time and be relieved of his duties as Stockholder
Representative, in which case, the Stockholder Representative shall designate in writing another Holder to serve as successor Stockholder Representative. The Stockholder Representative's appointment and authority will survive the death, incapacity or incompetence of any Holder. The Stockholder Representative shall not be liable to any party hereto for any act which he may do or omit to do hereunder in good faith.



                                   Article VII
                                  MISCELLANEOUS

     7.1 Notices. Except as expressly provided in this Escrow Agreement, all notices (including any Claim Certificate) given in connection with this Escrow Agreement shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by nationally-recognized overnight courier with receipt therefor, addressed as follows:

     If to HCC:
     ----------

       HealthCentral.com
       6001 Shellmound Street, Suite 800
       Emeryville, CA  94608
       Attn:  C. Fred Toney

     With a copy to:
     ---------------

       Howard, Rice, Nemerovski, Canady,
             Falk & Rabkin
       A Professional Corporation
       Three Embarcadero Center, Seventh Floor
       San Francisco, California  94111
       Attention:  Richard W. Canady

     If to the Stockholder Representative:
     -------------------------------------

       Robert M. Haft
       2346 Massachusetts Avenue, N.W.
       Washington, DC  20008


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     With a copy to:
     ---------------

       Venable, Baetjer, Howard & Civiletti, LLP
       1615 L Street, N.W., Suite 400
       Washington, DC  20036
       Attention:  Michael Schlesinger


     If to the Escrow Holder:
     ------------------------

       U.S. Bank Trust National Association
       One California Street, 4th Floor
       San Francisco, CA  94111
       Attn: Ann Gadsby

     Such addresses may be changed from time to time by means of a notice given in the manner provided in this Section 7.1.

     7.2 Successors and Assigns. The Escrow Holder, the Stockholder Representative (except as provided in Article VI hereof) and HCC may not assign, by operation of law or otherwise, all or any portion of its or their rights, obligations or liabilities under this Escrow Agreement without the prior written consent of the other parties hereto, which consent may be withheld in the absolute discretion of the party being asked for the Consent. Any attempted assignment in violation of this Section 7.2 shall be voidable. This Escrow Agreement and all action taken hereunder in accordance with its terms shall be binding upon and inure to the benefit of HCC and the other indemnified parties and their respective successors, assigns, heirs, executors, administrators and legal representatives, the Holders and their respective successors, assigns, heirs, executors, administrators and legal representatives, the Escrow Holder and its successors and the Stockholder Representatives and their successors, assigns, heirs, executors, administrators and legal representatives.

     7.3 Headings. The headings contained in this Escrow Agreement are intended principally for convenience and shall not, by themselves, determine the rights of the parties to this Escrow Agreement.

     7.4 Waiver. Waiver of any term or condition of this Escrow Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Escrow Agreement.


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     7.5 Governing Law. This Escrow Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware as applied to agreements entered into and entirely to be performed within the state.

     7.6 Arbitration. The parties hereto agree that if any Claim for Losses is made and not resolved, such Claim shall be submitted to arbitration under
Article IX of the Agreement.


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     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed the day and year first above written.



                                 HEALTHCENTRAL.COM



                                 By:____________________________________________

                                 Title:_________________________________________



                                 STOCKHOLDER REPRESENTATIVE:



--------------------------------------------------------------------------------


                                 By:   Robert M. Haft





                                 U.S. BANK TRUST NATIONAL



                                 By:____________________________________________

                                 Title:_________________________________________







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